Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-1 of Navan, Inc. of our report dated April 30, 2025, except for the disaggregated usage-based and subscription revenue information included in Note 2 to the consolidated financial statements, as to which the date is July 25, 2025, and except for the effects of the reverse stock split discussed in Note 1 to the consolidated financial statements, as to which the date is September 19, 2025, relating to the financial statements of Navan, Inc., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
San Jose, California
October 10, 2025